Exhibit 10.4

English Translation

No.: 0020001453-2017 Nian Ying Ye (Di) Zi 0014 Hao

Asset Pledge Agreement

Important: This agreement is made by the parties hereto on the basis of equality and voluntariness according to law. All provisions hereof are true expression of intents of the parties hereto. In order to protect the legitimate right and interest of Party B, Party A hereby reminds the Party B to give full attention to the part hereof in bold.

Mortgagee: Beijing Branch, Industrial and Commercial Bank of China Limited (“Party A”)

Principal: Shi Gang

Business address: Tower B, Tianyin Building, No. 2 Fuxingmen South Street, Xicheng District, Beijing

Tel and fax:    010-66410055

Mortgagor: Beijing Sohu New Media Information Technology Co., Ltd.

Legal representative or principal: Charles Zhang

Business address or domicile: Sohu Network Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing

Tel and fax:     010-62726666

To ensure realization of the creditor’s rights of Party A, Party B is willing to provide maximum amount mortgage (as a counter-security) for Party A. Upon equal consultation, Party A and Party B enter into this agreement according to the Contract Law, the Security law, the Property Law and other relevant laws and regulations to specify their respective rights and obligations.

1.	Principal Debts Secured

1.1	The main debts secured by Party B is the following ones occurred within the maximum amount of RMB1,141,960,000 (in words: one billion one hundred and forty one million nine hundred and sixty thousand, the amount in words shall prevail in case of any discrepancy) from to (both inclusive), whether they become due or not during the above period, and whether they occurred before the creation of the maximum amount mortgage:

A.	The creditor’s rights enjoyed by Party A according to the Contract of Loan in RMB and Foreign Currency, the Contract on Conversion of Foreign Currency to Loan, the Bank Acceptance Agreement, the Agreement/Contract on Issuance of Letter of Credit, the Agreement on Creation of Security, the Agreement on Financing for International and Domestic Trade, the Agreement on Future Foreign Exchange Settlement, and the agreements on other financial derivative products and business agreements entered into between Party A, on one part, and Beijing Sohu New Media Information Technology Co., Ltd., Beijing Sohu New Momentum Information Technology Co., Ltd., and Fox Information Technology (Tianjin) Limited., on the other part; and

B.	Where Party A enters into this security agreement on behalf of Financial Plan Agent of Private Bank, Industrial and Commercial Bank of China Limited (the “Principal”), the creditor’s rights under all finance and investment agreements signed between the Principal and the debtors.

(the above contracts or agreements collectively referred to as the “Principal Contracts”)

1.2	The maximum amount abovementioned refers to the total amount in RMB converted from the debts in various currencies according to the middle rate of foreign exchange published by Party A on the date of fixing the principal debts to which Party B will assume the liability of security.

1.3	The above debts under finance and investment agreements refer to various debts obtained by Financial Plan Agent of Private Bank, Industrial and Commercial Bank of China Limited as the creditor through various types of investment, including but not limited to investment in debts, in rights of income and in entrusted debts etc.

2.	Scope of Mortgage

The maximum amount mortgage provided by Party B covers the principal, interest, compound interest and penalty interest of the principal debts, and the liquidated damages, damages, exchange loss (relevant loss caused by exchange rate movement), as well as the costs for realization of mortgage (including but not limited to the costs for litigation, attorney, appraisal, auction and sale). However, the costs for realization of mortgage shall be first deducted from the proceeds obtained from sale of the collaterals, rather than included in the maximum amount specified in Article 1.1.

3.	Collaterals

3.1	The collaterals are set forth in the List of Collaterals in details. The List of Collaterals is an exhibit to this agreement, and has the same legal force as this agreement.

3.2	The legal effect of the mortgage extends to the accessories, accessory rights, appurtenants, accessed property, natural and legal fruits, substitutes and any insurance proceeds, damages or compensations obtained from the destruction, loss or expropriation of the collaterals.

3.3	Where the debtors fail to perform any due obligation or where any circumstance for realizing the mortgage hereunder occurs, and the collaterals are thus attached by the people’s court, Party A is entitled to receive the natural or legal fruits separated from the collaterals from the date of attachment, and use such fruits to pay the costs for receiving the fruits in the first place.

3.4	The value of collaterals specified in the List of Collaterals shall not serve as the basis for valuation when Party A disposes such collaterals, nor constitute any restrictions on Party A’s exercise of the mortgage.

3.5	The title certificates and relevant documents of the collaterals shall be kept by Party A after both parties hereto confirm, unless laws and regulations provide otherwise.

3.6	During the term of the mortgage, Party B shall maintain the collaterals in sound conditions, and may not use them unreasonably and reduce their value. Party A has the right to inspect the use and management of the collaterals at any time.

3.7	Where the collaterals are damaged, destructed, or expropriated, Party B shall immediately notify Party A, and provide Party A with the certificates issued by relevant competent authorities with respect to such damage, destruction or expropriation.

3.8	Where the collaterals are damaged, destructed, or expropriated, the insurance proceeds, damages or compensations obtained by Party B shall be applied to the satisfaction of the debts under the Principal Contracts, or to the recovery of value of the collaterals upon consent of Party A, or deposited into the account designated by Party A, to secure the performance of the debts under the Principal Contracts. The value left with the collaterals shall remain as the security of the principal debts.

3.9	Party B shall immediately stop any act that may reduce value of the collaterals, and shall recover the value thus reduced, or provide other security equivalent to the reduced value.

4.	Registration of Mortgage

Both parties hereto shall go through the mortgage registration formality with the competent registration authority within 10 days after execution of this agreement. Where any registered item changes, and a change of registration is required according to law, both parties shall complete such change of registration promptly. The costs for registration shall be borne by Party B, unless laws or regulations provide otherwise.

5.	Insurances

5.1	Party B shall complete the taking-out of insurances for the collaterals as required by Party A within 15 days after execution of this agreement. If the taking-out of insurances cannot be completed once for all owing to any reason of the insurer, Party B shall promptly go through the renewal procedure to ensure the insurances for the collaterals will not be discontinued during the term of this agreement.

5.2	The policies shall specify that Party A is the preferential payee (first beneficiary) at the time of loss and the insurer shall directly pay the insurance proceeds to Party A. The policies shall not contain any provision restricting Party A’s rights and interests.

5.3	Party B may not discontinue or cancel any insurance for whatever reason during the term hereof. If any insurance is discontinued, Party A has the right to take out insurances at the cost of Party B.

5.4	If any collateral suffers insurance accident during the term hereof, the insurance proceeds shall be applied according to Article 3.8 hereof.

6.	Crystallization of Principal Debts

The debts secured by the maximum amount mortgage become crystallized when any of the following circumstances occurs:

A.	The period specified in Article 1.1 expires;

B.	It is impossible to incur new debts;

C.	The collaterals are sealed up or attached;

D.	The debtors or Party B is declared bankrupt or revoked;

E.	Other circumstances whereby the debts become crystallized according to law.

7.	Floating Mortgage

7.1	Where Party B creates mortgage over any production equipment, raw materials, self-finished products or other products it owns or will own, such collaterals will become crystalized in any of the following circumstances:

A.	The principal debts are not fulfilled when the performance term of such debts expires;

B.	Party B is declared bankrupt or revoked;

C.	Any circumstances under Article 8.1 for Party A’s realization of debts occur;

D.	Other circumstances that have material effect on realization of the principal debts occur.

7.2	Where Party B provides maximum amount mortgage over the above properties in favor of Party A, other provisions than this Article 7 shall apply.

8.	Realization of Mortgage

8.1	Party A has the right to exercise the mortgage if any of the following circumstances occurs:

A.	The principal debts become due (or become due early), and the debtors fail to repay the debts;

B.	Any of the circumstances specified in Article 3.9 hereof occurs, and Party B fails to recover value of the collaterals or to provide other security equal to the reduced value;

C.	Party B or any debtor is declared bankrupt, wound-up, dissolved or liquidated, stops business for rectification, is revoked of business license, or is cancelled;

D.	Party B disposes of any collaterals subject to the floating mortgage herein during its production and operation in violation of the principle of fair trading;

E.	Other circumstances whereby Party A may realize its mortgage according to laws or regulations.

8.2	Where Party A realizes the mortgage, it may negotiate with Party B to get paid preferentially from the proceeds of auctioning or sale of the collaterals, or use the collaterals themselves to settle the debts by conversion of their value. If both parties fail to reach an agreement on the way of realization of mortgage, Party A may directly request the people’s court to auction or sell the collaterals.

8.3	If the proceeds obtained from disposition of the collaterals are in currency different from the currency of the Principal Contracts, they shall be converted into the currency of the Principal Contracts at applicable rate published by Party A and be used to satisfy the debts under the Principal Contracts.

9.	Representations and Warranties of Party B

Party B represents and warrants to Party A as follows:

9.1	Party B is the owner or State authorized manager of the collaterals hereunder, and has full right to dispose of the collaterals. There is no dispute over the ownership, use right or right of operation or management in the collaterals. The provision of the mortgage to Party A has been authorized or approved by Party B according to the required procedure and authorization set forth in its articles or association, and does not violate any laws, regulations or other rules.

9.2	If Party B is a listed company or a company controlled by a limited company, it undertakes that it has performed the obligation of disclosing information of the mortgage according to the Securities Law, the Rules for Listing of Stocks at Stock Exchange, and other laws, regulations and rules.

9.3	It is willing to provide the mortgage for the debtors, and its expression of intent hereof is true. If the principal debts secured by this agreement is financing for international or domestic trade, Party B acknowledges that the underlying trade on which the financing is based is true and free of any fraud.

9.4	The mortgage may be created over the collaterals hereof, from of any restrictions.

9.5	If the collaterals have any defect, the defect has been fully and reasonable explained.

9.6	The collaterals are not sealed up, attached or in custody.

9.7	If the collaterals are leased out in whole or in part, Party B has notified the lessee of the mortgage, and informed Party A in writing of the lease.

9.8	There is no other mortgage over the collaterals. If there is, Party B has informed in writing Party A of such other mortgage in details.

9.9	The collaterals are not co-owned by Party B and others. If they are, Party B has obtained written consents from other co-owners with respect to the mortgage.

9.10	If the principal debts secured by this agreement is financing for international trade, Party accepts and agrees to the international practices of relevant business.

10.	Covenants of Party B

Party B covenants to Party A as follows:

10.1	Party B shall continue to perform its liability of security according to this agreement if any of the following circumstances (which requires no consent of Party B) occurs:

A.	The parties to any Principal Contract agrees to modify such contract, without aggravating the debtor’s debt or extending the performance period of the debt;

B.	In case of financing for international or domestic trade, the parties to any Principal Contract revise the letter of credit relating to the Principal Contract, without aggravating the debtor’s payment obligation under the letter of credit or extending the payment period;

C.	The principal debts or the maximum amount mortgage is transferred.

10.2	Party B will not create any mortgage or pledge over the collaterals, or lease, transfer or gift the collaterals to any third party without Party A’s written consent. Party B shall protect the collaterals from any damage.

10.3	Party B will assume various costs for realizing the mortgage hereunder, including but not limited to the costs for litigation, attorney, appraisal, auction and sale.

10.4	Party B shall promptly notify Party A and assist Party A to avoid any damage when Party A’s mortgage is or may be infringed by any third party.

10.5	Party B will actively cooperate with Party A to realize the mortgage, and will not prevent or restrict Party A from exercising the mortgage.

10.6	Party B shall notify Party A timely in any of the following circumstances:

A.	The registered name, articles of association, business scope, registered capital, legal representative or principal changes, or the equity interest is changed;

B.	Party B goes out of business, is liquidated or dissolved, stops business for rectification, or is cancelled or applied for bankruptcy, or its business license is revoked;

C.	Party B is or may be involved in any material economic dispute, litigation or arbitration, or its assets are sealed up, attached or in custody;

D.	If Party B is a natural person, his/her name, valid ID No., domicile, employer, contact information or marital status is changed.

10.7	Party B will timely sign off the written notice of Party A.

10.8	Where other security exists for the principal debts, whether provided by the debtors or any third party, Party A has the right to decide the order of realizing the securities. Party B undertakes not to make any defense. If other security interest under the Principal Contracts is waived, modified or lost, Party B’s liability of security shall remain effective, and will not become void or reduced.

10.9	With respect to domestic letter of credit, buyer’s financing under domestic letter of credit, import letter of credit, and import bill advance/import refinance, Party B shall assume the incontestable obligation of mortgage when any of the following circumstances occurs, and Party B may not be exempted from the liability or make any defense on the account that any judicial or administrative authorities issue any stop payment order or injunction, or seal up or take such measures as seal-up, attachment or freezing over the property related to the letter of credit:

A.	Party A’s nominee or authorized person has paid in good faith at the instruction of Party A;

B.	Party A or its nominee or authorized person has issued in good faith the written confirmation of due payment with respect to the price for goods under the domestic letter of credit, or has accepted in good faith the documents under the import letter of credit;

C.	The confirming bank of the letter of credit has performed the obligation of payment in good faith;

D.	The negotiation bank of the letter of credit has negotiated in good faith.

10.10	With respect to delivery against bank guarantee, endorsement of bill of lading, or authorized taking delivery of goods, Party B may not be exempted from liability or make any defense on account of the debtor’s refusal to pay any amount under the letter of credit.

11.	Covenants of Party A

Party A covenants to Party B as follows:

11.1	Party A will keep confidential relevant documents, financial information and other information provided by Party B when performing its obligations hereunder, except as otherwise provided by relevant laws, regulations or this agreement.

11.2	If there is any remaining amount after the proceeds obtained from disposition of the collaterals hereunder are used to repay all debts within the security scope of the maximum amount mortgage, Party A shall return such amount to Party B promptly.

12.	Breach of Agreement

12.1	If either party fails to perform its obligations hereunder or breaches any representation, warranty or covenant hereunder after this agreement becomes effective, it will constitute a breach of this agreement. The breaching party shall compensate for the other party’s loss caused by its breach.

12.2	If either party breaches, the other party is entitled to take any measures provided by laws, regulations or rules of the People’s Republic of China, unless this agreement provides otherwise.

13.	Effectiveness, Modification and Termination

13.1	This agreement shall become effective when it is signed, and terminate when the principal debts are fully repaid.

13.2	Any amendment to this agreement shall be agreed by the parties and made in writing. The amendment constitutes an integral part of this agreement, and has the same legal force as this agreement. Except for the amendment, the remaining provisions hereof shall continue to be valid. The original provisions of this agreement so amended shall remain valid before the amendment becomes effective.

13.3	No invalidity or unenforceability of any provision hereof shall affect the validity or enforceability of other provisions hereof, nor affect the validity of the whole agreement.

13.4	No amendment to or termination of this agreement shall affect either party’s right to damages. The termination of this agreement shall not affect the validity of any provisions hereof relating to dispute resolution.

14.	Dispute Resolution

The execution, validity, interpretation, performance and dispute resolution of this agreement shall be governed by laws of the People’s Republic of China. All disputes or controversies arising from or relating to this agreement shall be first resolved by both parties hereto through consultation. If consultation fails, the way specified in Subparagraph B below shall apply:

A.	The dispute or controversy shall be submitted to the arbitration commission of / for arbitration in / according to the arbitration rules effective when the arbitration application is submitted. The arbitration award is final and binding upon both parties.

B.	The dispute or controversy shall be resolved before the court at Party A’s place by litigation.

15.	Other Provisions

15.1	Party B may not transfer any right or obligation hereunder in whole or in part without Party A’s written consent.

15.2	If the creditor transfers part of its debts before the debts secured by the maximum amount mortgage become crystallized, the maximum amount mortgage may be transferred together with the debts.

15.3	Party A’s failure or delay in exercise or partial exercise of any right hereunder shall not constitute waiver or modification of such right or other right, nor affect its further exercise of such right or other right.

15.4	Party A has the right to provide the information relating to this agreement and other related information to the credit information database of the People’s Bank of China or other credit database established legally according to relevant laws, regulations or other normative documents or the requirements of financial regulators, for inquiry or use by qualified organization or individual. Party A is also entitled to inquire Party B’s relevant information through the credit information database of the People’s Bank of China or other credit database established legally for execution or performance of this agreement.

15.5	This agreement is made in two counterparts, and each party holds one. Both counterparts have equal legal force.

16.	Other Matters

16.1	/

16.2	/

16.3	/

Exhibit: List of Collaterals

Party A: Beijing Branch, Industrial and Commercial Bank of China Limited (seal)

Authorized signatory:   /s/ Wang Xusheng                             (signature or seal)

Party B: Beijing Sohu New Media Information Technology Co., Ltd. (seal)

Authorized signatory:   /s/ Charles Zhang                             (signature or seal)

[Party B specifically represents that it has fully understood the legal meanings of all provisions hereof, especially those in bold, that Party A has explains relevant provisions at the request of Party B, and that Party B confirms it has no doubt or objection toward the content hereof.]

Co-owners of collateral:         /

[The co-owners of the collateral represent that they agree that Party A and Party B may create maximum amount mortgage over the collaterals hereunder according to this agreement.]

Date of execution: September 7, 2017

Exhibit:

List of Collaterals

Name	Quantity (m2)	Title certificate	Address	Status	Appraised value	Others

Land use right/ housing ownership	66.95	Jing (2017) Hai Bu Dong Chan Quan No. 0044480	Room 201, F/2, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 1.42 million	/

Land use right/ housing ownership	215.03	Jing (2017) Hai Bu Dong Chan Quan No. 0044484	Room 202, F/2, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 4.57 million	/

Land use right/ housing ownership	236.98	Jing (2017) Hai Bu Dong Chan Quan No. 0044479	Room 203, F/2, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 5.04 million	/

Land use right/ housing ownership	61.79	Jing (2017) Hai Bu Dong Chan Quan No. 0044477	Room 204, F/2, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 1.31 million	/

Land use right/ housing ownership	3792.4	Jing (2017) Hai Bu Dong Chan Quan No. 0042995	Room 205, F/2, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 38.74 million	/

Land use right/ housing ownership	1132.65	Jing (2017) Hai Bu Dong Chan Quan No. 0043018	Room 101, F/1, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 23.83 million	/

Land use right/ housing ownership	853.65	Jing (2017) Hai Bu Dong Chan Quan No. 0043019	Room 201 , F/2, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 55.28 million	/

Land use right/ housing ownership	2208.59	Jing (2017) Hai Bu Dong Chan Quan No. 0043020	Room 901, F/9, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 143.03 million	/

Land use right/ housing ownership	2281.38	Jing (2017) Hai Bu Dong Chan Quan No. 0043021	Room 1001, F/10, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 147.75 million	/

Land use right/ housing ownership	2318.27	Jing (2017) Hai Bu Dong Chan Quan No. 0043022	Room 1101, F/11, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 151.62 million	/

Land use right/ housing ownership	2246.31	Jing (2017) Hai Bu Dong Chan Quan No. 0043023	Room 1201, F/12, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 146.92 million	/

Land use right/ housing ownership	2319.35	Jing (2017) Hai Bu Dong Chan Quan No. 0043025	Room 1301, F/13, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 151.69 million	/

Land use right/ housing ownership	2247.36	Jing (2017) Hai Bu Dong Chan Quan No. 0043026	Room 1401, F/14, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 146.99 million	/

Land use right/ housing ownership	1892.46	Jing (2017) Hai Bu Dong Chan Quan No. 0043024	Room 1501, F/15, Block 3, No. 2 Kexueyuan South Road, Haidian District	Self use	RMB 123.77 million	/

Mortgagor: Beijing Sohu New Media Information Technology Co., Ltd.	Legal representative or principal (authorized agent): /s/ Charles Zhang

Co-owner of collateral (if any): /

Mortgagee: Beijing Branch, Industrial and Commercial Bank of China Limited	Authorized signatory: /s/ Wang Xusheng